Exhibit 99.1


FOR IMMEDIATE RELEASE                   FOR FURTHER INFORMATION

September 21, 1999                           Eugene K. Friesen
(214) 252-0124



HOWARD WOLF ANNOUNCES LIQUIDATION DISTRIBUTION DATE

DALLAS, TEXAS . . . Howard B. Wolf, Inc. (HBW-AMEX), announced that the first distribution under its Plan of Liquidation and Dissolution will be $4.00 per share and that this distribution will be mailed on November 23, 1999 to shareholders of record on October 8, 1999.